February 11, 2014


The Board of Directors and Shareholders
American Fidelity Dual Strategy Fund, Inc.
Oklahoma City, Oklahoma

Ladies and Gentlemen:

In planning and performing our audit of the financial statements of American Fidelity Dual Strategy Fund, Inc. (the Fund) as of December 31, 2013, and for the year then ended, we considered internal control over financial reporting (internal control) as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements. The objective of our audit is to report on the financial statements and not to provide assurance on internal control. Our consideration of internal control during the course of our audit of the financial statements would not necessarily disclose all matters in internal control that might be material weaknesses under the standards of the Public Company Accounting Oversight Board
(United States) (PCAOB).
The maintenance of adequate control designed to fulfill control objectives is the responsibility of management. Because of inherent limitations in internal control, errors or fraud may nevertheless occur and not be detected. Also, controls found to be functioning at a point in time may later be found deficient because of the performance of those responsible for applying them, and there can be no assurance that controls currently in existence will prove to be adequate in the future as changes take place in the organization.
A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A deficiency in design exists when (a) a control necessary to meet the control objective is missing or (b) an existing control is not properly designed so that, even if the control operates as designed, the control objective would not be met. A deficiency in operation exists when a properly designed control does not operate as designed, or when the person performing the control does not possess the necessary authority or competence to perform the control effectively.
A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the company's financial reporting.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. However, we noted no matters during the course of our audit involving internal control and its operation that we consider to be material weaknesses as defined above.
This communication is intended solely for the information and use of management, the board of directors, shareholders, others within the organization, and the Securities Exchange Commission, and is not intended to be and should not be used by anyone other than these specified parties.
Very truly yours,

KPMG LLP